FIRST AMENDMENT TO THE

THE TAUBMAN COMPANY LONG-TERM PERFORMANCE COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2000)

WHEREAS, THE TAUBMAN COMPANY LLC (formerly The Taubman Company Limited Partnership) (the “Company”) has adopted and maintains The Taubman Company Long-Term Performance Compensation Plan, as most recently amended and restated effective January 1, 2000 (the “Plan”); and

WHEREAS, pursuant to Section 7.1 of the Plan, the Compensation Committee of the Board of Directors of Taubman Centers, Inc. (the “Compensation Committee”) has the authority to amend the Plan; and

WHEREAS, the Compensation Committee desires to amend the Plan, effective as of January 1, 2005, to comply with new provisions in the law enacted as Section 409A of the Internal Revenue Code of 1986, as amended, with respect to awards granted under the Plan that were not vested as of December 31, 2004, and to make certain other miscellaneous changes.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	A new Section 2.8A is hereby added to the Plan, reading as follows:

“2.8A     Notwithstanding the above, for any 409A Award ‘Change of Control Event’ means either:

(a) a majority of the Board of Directors is replaced during a 12-month period by directors whose appointment or election was not approved by a vote of at least 50% of the directors comprising the Board of Directors on the date immediately preceding the removal or election; or

(b) the acquisition by any person or more than one person acting as a group other than A. Alfred Taubman or any of his immediate family members or lineal descendants, any heir of the foregoing, any trust for the benefit of any of the foregoing, any private charitable foundation, or any partnership, limited liability company, or corporation owned or controlled by some or all of the foregoing, of ownership of 50% or more of the total fair market value or total voting power of the outstanding voting capital stock of TCO.”

2.	Section 2.11 of the Plan is hereby amended to read as follows:

“2.11    ‘Company’ means The Taubman Company LLC, a Delaware limited liability company, and any successor interest to the business of The Taubman Company LLC that has, by agreement, adopted the Plan.”

3.	A new Section 2.17A is hereby added to the Plan, reading as follows:

“2.17A   Notwithstanding the above, for any 409A Award ‘Disability’ or ‘Disabled’ means an Employee’s physical or mental condition resulting from any medically determinable physical or mental impairment that renders such Employee incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than three-hundred sixty-five (365) Days.

The Disability of an Employee and the date on which an Employee ceases to be employed by reason of Disability shall be determined by the Company, in accordance with uniform principles consistently applied, upon the basis of such evidence as the Compensation Committee and the Company deem necessary and desirable, and its good faith determination shall be conclusive for all purposes of this Plan. The Compensation Committee or the Company shall have the right to require an Employee to submit to an examination by a physician or physicians and to submit to such reexaminations as the Compensation Committee or the Company shall require in order to make a determination concerning the Employee’s physical or mental condition; provided, however, that:  (a) an Employee may not be required to undergo a medical examination more often than once each one-hundred eighty (180) Days, nor at any time after the normal date of the Employee’s Retirement; and (b) the fees and expenses of any such medical examination(s) shall be considered expenses of administering the Plan. If any Employee engages in any occupation or employment (except for rehabilitation as determined by the Compensation Committee, on the recommendation of the Company) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Compensation Committee, on the recommendation of the Company, determines on the basis of a medical examination that an Employee no longer has a Disability, or if an Employee refuses to submit to any medical examination properly requested by the Compensation Committee or the Company, then in any such event, the Employee shall be deemed to have recovered from such Disability.”

4.	A new Section 2.32A is hereby added to the Plan, reading as follows:

“2.32A Notwithstanding the above, for any 409A Award ‘Retirement’ means the termination of employment by an Employee after the attainment of age sixty-two (62) or upon such earlier date as required by local law.”

5.          A new Section 2.35 is hereby added to the Plan, reading as follows, and the subsequent sections of Article 2 are hereby renumbered accordingly:

“2.35    ‘Termination’ or ‘Terminates,’ for 409A Awards only, means the termination of an Employee’s employment with the Company and with all members of the Company’s controlled group, as described under the aggregation rules of Code Section 409A and any associated Internal Revenue Service guidance, and shall include a termination for any reason or no reason.”

6.          All instances of the word “termination” in the Plan, with respect to 409A Awards only, as the word refers to the termination of an Employee’s employment as defined in Section 2.35 of the Plan, are hereby capitalized.

7.	A new Section 2.41 is hereby added to the Plan, reading as follows:

“2.41    ‘409A Award’ means any Award that was not vested on December 31, 2004, and is therefore subject to the nonqualified deferred compensation requirements of Section 409A of the Code, as enacted on October 3, 2004, as part of the American Jobs Creation Act of 2004.”

8.	Section 5.6 of the Plan is hereby amended to read as follows:

“5.6      Acceleration of Vesting. Notwithstanding anything to the contrary in the Plan, including Section 5.4 hereof, the Compensation Committee, in its discretion, upon the recommendation of the Company, may accelerate at any time the vesting of an Award that has not previously become vested, except that for 409A Awards, payment will not be made before Termination.”

9.          A new Section 6.5A is hereby added to the Plan, reading as follows, and any cross references to Section 6.5 in the Plan shall also include Section 6.5A:

“6.5A    Time and Manner of Payment. Notwithstanding the above, as soon as administratively practicable following the Settlement Date for a 409A Award Sub Account of a Participant, but no later than two (2) months following the Vesting Date, the Company shall pay to the Participant the Payout Value of such Sub Account (which will be the same as the Vesting Date Value if the Sub Account is not deferred). Payment to the Participant of the Payout Value shall be made in cash in a lump sum. Any and all amounts due under the Plan shall be the sole obligation of the Company, and neither TRG nor TCO shall have any liability to Participants or Beneficiaries under this Plan.”

10.        A new Section 6.6A is hereby added to the Plan, reading as follows, and any cross references to Section 6.6 in the Plan shall also include Section 6.6A:

“6.6A	Deferral of Settlement Date.

Notwithstanding the above, for any 409A Award, the following deferral rules apply:

(a)        Deferral for One to Five Years. Subject to the provisions of Section 7.2 of the Plan, each Participant may make, with respect to each 409A Award (i.e., the Sub Account established in respect of such 409A Award), an election to defer the Settlement Date that would otherwise occur on the Vesting Date of such 409A Award. A Participant can elect to defer until the earlier of (i) the January 1st which is one to five (1 - 5) years after the Vesting Date of such 409A Award; and (ii) the date on which the Participant’s employment with the Company Terminates for any reason; provided, however, that in the case of a key employee (as defined in Section 416(i) of the Internal Revenue Code), distributions made on account of Termination may not be made earlier than six (6) months following Termination, or if earlier, the death of the Participant.

(b)        Deferral Beyond Five Years. Provided the Company has received advice of its counsel that such an election would not cause the Plan to become subject to the nondiscrimination, funding, and fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended, any Participant whose total cash compensation (paid in the previous calendar year) determined as of the date on which the deferral election is made, exceeds $120,000 (or such other amount as counsel to the Company may advise from time to time) may, in lieu of deferring the Settlement Date for the aforementioned one to five year period, make an election to defer the Settlement Date for a 409A Award until the earlier of (i) any January 1st selected by the Employee at the time of such deferral election; and (ii) the date on which the Participant’s employment with the Company Terminates for any reason; provided, however, that in the case of a key employee (as defined in Section 416(i) of the Internal Revenue Code), distributions made on account of Termination may not be made earlier than six (6) months following Termination, or if earlier, the death of the Participant.

(c)        Election to Divide Sub Account in Half. A Participant may also elect to divide a Sub Account in half and receive 50% of his Sub Account (rounded up to the nearest whole dollar) as soon as administratively practicable following the Vesting Date of such Sub Account. The remaining 50% of the Participant’s vested Sub Account shall be deferred until the Settlement Date elected pursuant to a valid deferral election under this Section 6.6A.

(d)        Deadline for Deferral Election. Any election by a Participant to defer the Settlement Date for a Sub Account pursuant to this Section 6.6A must be made in the calendar year prior to the calendar year in which the Vesting Date for such Sub Account occurs. An election to defer the Settlement Date for a Sub Account shall become irrevocable on the December 31st prior to the Vesting Date for such Sub Account.”

11.	A new Section 6.7A is hereby added to the Plan, reading as follows:

“6.7A    Early Termination of Deferral Period. Notwithstanding the above, for any 409A Award, any Deferral Period elected pursuant to Section 6.6A hereof shall terminate immediately on the occurrence of either the Termination of the employment of the Participant for any reason or a Change of Control Event. Any 409A Award Sub Accounts that a Participant has elected to defer shall be valued as of the Settlement Date in accordance with Section 6.1, 6.2, or 6.3, as applicable, and shall be distributed in a lump sum payment within two (2) months following the termination of the Deferral Period.”

12.	Section 7.2 of the Plan is hereby amended to read as follows:

“7.2      Termination of the Plan. The Compensation Committee shall have the right and power to terminate the Plan at any time, and no Award shall be granted under the Plan after such termination. Upon termination of the Plan by the Compensation Committee, no further deferral elections pursuant to Section 6.6 or Section 6.6A shall be permitted unless the Compensation Committee specifically provides otherwise. In connection with any termination of the Plan pursuant to this Section 7.2, the Compensation Committee may, in its sole discretion, cause all existing Deferral Periods for Sub Accounts then outstanding under the Plan, other than those for 409A Awards, to also terminate, thereby accelerating the Settlement Date for such Sub Accounts. Subject to the Compensation Committee's authority to terminate all existing Deferral Periods, other than those for 409A Awards, upon termination of the Plan, any Awards outstanding at the time of termination of the Plan shall vest and become payable to the same extent and subject to the same terms and conditions, as provided in Article 6 hereof, that would have applied to such Award if the Plan had not been terminated.”

13.	Section 7.3 of the Plan is hereby amended to read as follows:

“7.3      Dissolution of TRG. The dissolution of TRG (provided that TRG is not reconstituted as provided in the Partnership Agreement) shall cause the Plan to terminate immediately without any further action on the part of the Compensation Committee, and each outstanding Sub Account which is not then vested to vest immediately and fully. In addition, the dissolution of TRG shall cause all existing Deferral Periods for Sub Accounts then outstanding under the Plan, other than those for 409A Awards, to terminate immediately, thereby accelerating the occurrence of the Settlement Date for each such Sub Account. Upon the dissolution of TRG, each Participant shall be paid the aggregate Payout Value of his or her Sub Accounts, other than those for 409A Awards, as provided in Article 6 hereof. 409A Awards shall be paid as if no dissolution had occurred. The grant of any Awards pursuant to the Plan shall not affect in any way the right or power of the Company or TRG to make changes to its business structure, or to merge, dissolve, or terminate, or to sell or transfer any or all of its assets. Any deferral elections made by a Participant pursuant to Section 6.6 of the Plan will be left intact.”

14.	A new Section 7.4A is hereby added to the Plan, reading as follows:

“7.4A    Termination of Management Contract/Change of Control Event. Notwithstanding the above, for 409A Awards only, upon the termination of the Master Services Agreement (as defined in the Partnership Agreement) between TRG and the Company, for any reason, without a renewal of such Master Services Agreement, or upon the occurrence of a Change of Control Event, the Plan shall terminate immediately, without any further action on the part of the Compensation Committee, and each outstanding 409A Award Sub Account which is not then vested shall vest immediately and fully. On the occurrence of a Change of Control Event only, all existing Deferral Periods for 409A Award Sub Accounts then outstanding under the Plan shall terminate immediately, thereby accelerating the Settlement Date for such Sub Accounts; and each Participant shall be paid the aggregate Payout Value of his or her Sub Accounts as provided in Article 6 of the Plan. Upon the termination of the Master Services Agreement, however, Deferral Periods for 409A Award Sub Accounts will not terminate, and such 409A Awards will be paid as if the termination of the Master Services Agreement had not occurred.”

15.        Except as expressly set forth herein, the terms and provisions of the Plan shall continue unmodified and are hereby confirmed and ratified.

16.        This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

17.        This First Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment as of the date written below.

TAUBMAN REALTY GROUP,
a Delaware limited partnership

By:	Taubman Centers, Inc.
Its:	Managing General Partner

By:	/s/ Esther R. Blum
Esther R. Blum

Its: Senior Vice President, Controller,
and Chief Accounting Officer

Date:	March 4, 2005

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